Synacor Reports Third Quarter 2013 Results

•	Quarterly revenue of $26.6 million vs. $28.3 million in prior year

•	Quarterly adjusted EBITDA of $0.9 million, 12th consecutive quarter of positive results

BUFFALO, N.Y., November 5, 2013 (GLOBE NEWSWIRE) - Synacor, Inc. (NASDAQ: SYNC), leading provider of next-gen startpages, award-winning TV Everywhere solutions, and cloud-based Identity Management (IDM) services across multiple devices for cable, satellite, telecom and consumer electronics companies in the U.S. and abroad, today announced its financial results for the third quarter of 2013.

“I am pleased to report we exceeded our financial guidance for the third quarter,” said Synacor CEO Ron Frankel. “We are on a path toward advancing the presence of our customers on a wide range of devices. In this regard, I am excited to announce our acquisition of Teknision, a company specializing in the development of intelligent Android home screen experiences for wireless carriers and consumer electronics manufacturers. Teknision’s proprietary Android development platform strengthens our ability to guide consumers to their media automatically on their devices of choice. I believe Android will become the operating system of choice for many CE manufacturers on many devices relevant to our customers, including smartphones, tablets and televisions, and we intend to provide the intelligent home screen for all of them.”

Q3 2013 Financial Results

Revenue: For the third quarter of 2013, total revenue was $26.6 million, compared to $28.3 million in the third quarter of 2012. Search and display advertising revenue was $20.9 million, compared to $23.3 million in the third quarter of 2012. Subscription-based revenue was $5.6 million, compared to $5.1 million in the third quarter of 2012.

Net Income: For the third quarter of 2013, the net loss was $0.8 million, compared to net income of $0.7 million in the third quarter of 2012. Diluted earnings per share, or EPS, was a loss of $0.03. Net income includes stock-based compensation expense of $0.7 million, or $0.02 per share, in the third quarter of 2013, as compared to $0.5 million, or $0.02 per share, in the third quarter of 2012. The diluted EPS calculation for the third quarter of 2013 is based on 27.3 million weighted average fully diluted common shares outstanding. The diluted EPS calculation for the third quarter of 2012 was based on 30.0 million shares.

Adjusted EBITDA: For the third quarter of 2013, adjusted EBITDA, which excludes stock-based compensation expense, was $0.9 million, or 3% of revenue, compared to $2.2 million, or 8% of revenue, in the third quarter of 2012.

Key Business Metrics: For the third quarter of 2013, Synacor averaged 19.4 million unique visitors per month, compared to 20.2 million in the third quarter of 2012. Search queries were 166 million for the third quarter of 2013, compared to 234 million in the third quarter of 2012. Advertising impressions were 9.5 billion, compared to 11.6 billion in the third quarter of 2012.

Cash: For the third quarter of 2013, Synacor generated $1.0 million in cash from operating activities, compared to $5.0 million in the third quarter of 2012. The company ended the third quarter of 2013 with $34.8 million in cash and cash equivalents, compared to $38.7 million at the end of the third quarter of 2012.

“Synacor’s product innovation and deep engineering expertise, coupled with the acquisition of Teknision, uniquely positions us to capitalize on the rapidly growing, global smart device market opportunity,” said Synacor CFO Bill Stuart. “We continue to remain focused and committed to executing on our strategy to return Synacor to growth.”

Business Outlook

Based on information available as of November 5, 2013, the company is providing financial guidance for the fourth quarter and fiscal 2013 as follows:

•
Q4 2013 Guidance: Revenue for the fourth quarter of 2013 is projected to be in the range of $28.0 million to $29.0 million. For the fourth quarter of 2013, the company expects to report adjusted EBITDA of $1.3 million to $1.8 million.

•
Fiscal 2013 Guidance: For the full year of 2013, the company is narrowing its revenue guidance to the top of its previously announced range to $110.4 million to $111.4 million. For the full year of 2013, the company is also increasing its adjusted EBITDA range to $5.0 million to $5.5 million.

Conference Call Details

Synacor will host a conference call today at 5 p.m. ET to discuss the third quarter 2013 financial results with the investment community. The live webcast of Synacor's earnings conference call can be accessed at http://investor.synacor.com/events.cfm. To participate, please login approximately ten minutes prior to the webcast. For those without access to the Internet, the call may be accessed toll-free via phone at (877) 837-3911, with conference ID 90337930, or callers outside the U.S. may dial (253) 237-1167. Following completion of the call, a recorded webcast replay will be available on Synacor's website through November 20, 2013. To listen to the telephone replay, call toll-free (855) 859-2056, or callers outside the U.S. may dial (404) 537-3406. The conference ID is 90337930.

About Synacor

Synacor's white-label platform enables cable, satellite, telecom and consumer electronics companies to deliver TV Everywhere, digital entertainment, cloud-based services and apps to their end-consumers across multiple devices, strengthening those relationships while monetizing the engagement. Synacor (NASDAQ:SYNC), is headquartered in Buffalo, NY. For more information, visit synacor.com. Integrate. Authenticate. Engage.

Non-GAAP Financial Measures

The company uses certain non-GAAP financial measures in this release. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (GAAP).

We report adjusted EBITDA because it is a key measure used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans. In particular, the exclusion of certain expenses in calculating adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business. Accordingly, we believe that adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.

For a reconciliation of adjusted EBITDA to net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, please refer to the table “Reconciliation of GAAP to Non-GAAP Measures” in this press release.

Safe Harbor Statement

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements concerning Synacor's expected financial performance (including, without limitation, statements and information in the Business Outlook section and the quotations from management), as well as Synacor's strategic and operational plans. The achievement or success of the matters covered by such forward-looking statements involves risks, uncertainties and assumptions.  If any such risks or uncertainties materialize or if any of the assumptions prove incorrect, the company's results could differ materially from the results expressed or implied by the forward-looking statements the company makes.

The risks and uncertainties referred to above include - but are not limited to - risks associated with: execution of our plans and strategies; the loss of a significant customer; our ability to obtain new customers; expectations regarding consumer taste and user adoption of applications and solutions; developments in Internet browser software and search advertising technologies; developments in display advertising technologies and practices; general economic conditions; expectations regarding the company's ability to timely expand the breadth of services and products or introduction of new services and products; consolidation within the cable and telecommunications industries; changes in the competitive dynamics in the market for online search and display advertising; the risk that security measures could be breached and unauthorized access to subscriber data could be obtained; potential third party intellectual property infringement claims; and the price volatility of our common stock.

Further information on these and other factors that could affect the company's financial results is included in filings it makes with the Securities and Exchange Commission from time to time, including the section entitled "Risk Factors" in the company's most recent Form 10-Q filed with the SEC on August 13, 2013. These documents are available on the SEC Filings section of the Investor Information section of the company's website at http://investor.synacor.com/. All information provided in this release and in the attachments is available as of November 5, 2013, and Synacor undertakes no duty to update this information.

Contacts

Investor Contact:
Denise Garcia, SVP
ICR
ir@synacor.com
716-362-3309

Press Contact:
Meredith Roth, VP, Corporate Communications
mroth@synacor.com
646-380-5141

The Synacor logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=11609

Synacor, Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	As of December 31,	As of September 30,
	2012	2013
Assets
Current assets:
Cash and cash equivalents	$41,944	$34,778
Accounts receivable, net	15,624	14,359
Deferred income taxes	1,999	1,013
Prepaid expenses and other current assets	1,831	2,239
Total current assets	61,398	52,389
Property and equipment, net	11,043	13,244
Deferred income taxes, non-current	2,527	3,981
Other long-term assets	543	428
Goodwill	819	819
Convertible promissory note	—	1,000
Investment in equity interest	—	86
Total Assets	$76,330	$71,947
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$14,204	$11,696
Accrued expenses and other current liabilities	7,328	6,043
Current portion of capital lease obligations	2,127	1,914
Total current liabilities	23,659	19,653
Long-term portion of capital lease obligation	1,712	753
Other long-term liabilities	148	212
Total Liabilities	25,519	20,618
Stockholders' Equity:
Common stock	275	277
Treasury stock	(569)	(569)
Additional paid-in capital	99,449	101,497
Accumulated deficit	(48,338)	(49,877)
Accumulated other comprehensive income	(6)	1
Total stockholders’ equity	50,811	51,329
Total liabilities and stockholders' equity	$76,330	$71,947

Synacor, Inc.
Condensed Consolidated Statements of Operations
(In thousands except share and per share amounts)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2012	2013	2012	2013
Revenue	$28,326	$26,551	$89,803	$82,402
Costs and operating expenses:
Cost of revenue (1)	15,792	14,083	49,432	43,864
Research and development (1)(2)	6,218	7,404	18,629	21,548
Sales and marketing (2)	2,000	2,058	6,776	6,332
General and administrative (1)(2)	2,676	2,805	8,384	8,772
Depreciation	981	1,119	2,696	3,387
Total costs and operating expenses	27,667	27,469	85,917	83,903
Income (loss) from operations	659	(918)	3,886	(1,501)
Other expense	25	(15)	7	(30)
Interest expense	(72)	(39)	(208)	(140)
Income (loss) before income taxes and equity interest	612	(972)	3,685	(1,671)
(Benefit) provision for income taxes	(40)	(260)	660	(446)
Loss in equity interest	—	(120)	—	(314)
Net income (loss)	$652	$(832)	$3.025	$(1,539)
Net income (loss) per share:
Basic	$0.02	$(0.03)	$0.13	$(0.06)
Diluted	$0.02	$(0.03)	$0.11	$(0.06)
Weighted average shares used to compute net income per share:
Basic	27,329,106	27,333,693	23,728,120	27,293,898
Diluted	30,010,359	27,333,693	28,765,152	27,293,898
Notes:

(1)	Exclusive of depreciation shown separately.

(2)	Includes stock-based compensation as follows:

	Three months ended September 30,		Nine months ended September 30,
	2012	2013	2012	2013
Research and development	$146	$318	$373	$860
Sales and marketing	119	97	292	249
General and administrative	255	268	838	753
	$520	$683	$1,503	$1,862

Synacor, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine months ended September 30,
	2012	2013
Cash Flows from Operating Activities:
Net income (loss)	$3,025	$(1,539)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	2,696	3,387
Stock-based compensation expense	1,503	1,862
Loss on disposal of property and equipment	32	—
Deferred income taxes	563	(468)
Loss in equity interest	—	314
Change in assets and liabilities net of effect of acquisition:
Accounts receivable, net	(57)	1,265
Prepaid expenses and other current assets	(115)	(408)
Other long-term assets	223	115
Accounts payable	1,048	(2,586)
Accrued expenses and other current liabilities	812	(1,246)
Other long-term liabilities	101	64
Net cash provided by operating activities	9,831	760
Cash Flows from Investing Activities:
Purchases of property and equipment	(2,983)	(4,550)
Investment in equity interest	—	(400)
Cash paid for business acquisition	(600)	(500)
Purchase of convertible promissory note	—	(1,000)
Net cash used in investing activities	(3,583)	(6,450)
Cash Flows from Financing Activities:
Repayment on bank financing	(250)	—
Repayments on capital lease obligations	(1,739)	(1,662)
Proceeds from exercise of common stock options	922	179
Proceeds from initial public offering	25,364	—
Initial public offering costs	(2,753)	—
Net cash provided by (used in) financing activities	21,544	(1,483)
Effect of exchange rate changes on cash and cash equivalents	(8)	7
Net Increase (Decrease) in Cash and Cash Equivalents	27,784	(7,166)
Cash and Cash Equivalents at beginning of period	10,925	41,944
Cash and Cash Equivalents at end of period	$38,709	$34,778

Synacor, Inc.
Reconciliation of GAAP to Non-GAAP Measures
(In thousands)
(Unaudited)
The following table presents a reconciliation of net income (loss) to adjusted EBITDA for each of the periods indicated:

	Three months ended September 30,		Nine months ended September 30,
	2012	2013	2012	2013
Reconciliation of Adjusted EBITDA:
Net income (loss)	$652	$(832)	$3,025	$(1,539)
(Benefit) provision for income taxes	(40)	(260)	660	(446)
Interest expense	72	39	208	140
Other expense	(25)	15	(7)	30
Depreciation	981	1,119	2,696	3,387
Loss in equity interest	—	120	—	314
Stock-based compensation	520	683	1,503	1,862
Adjusted EBITDA	$2,160	$884	$8,085	$3,748

Synacor, Inc.
Key Business Metrics
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2012	2013	2012	2013
Key Business Metrics:
Unique Visitors (1)	20,241,871	19,373,165	20,487,594	19,773,438
Search Queries (2)	233,767,194	165,556,903	742,893,799	554,226,885
Advertising Impressions (3)	11,634,386,253	9,518,576,265	30,457,542,583	31,294,537,578
Notes:

(1)	Reflects the number of unique visitors to our customers' websites computed on an average monthly basis during the applicable period, as measured by comScore.

(2)	Reflects the total number of search queries during the applicable period, as reported by Google.

(3)	Reflects the total number of advertising impressions during the applicable period, as reported by DoubleClick and other partners.